2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Reports 2012 Results
2012 Pro Forma RevPAR Increased 8.1 Percent; 2012 Pro Forma Hotel EBITDA Rose 17.4 Percent

Bethesda, MD, February 21, 2013 -- Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today reported results for the fourth quarter and year ended December 31, 2012. The Company's results include the following:

	Fourth Quarter		Full Year
	2012	2011	2012	2011
	($ in millions except per share RevPAR data)

Net income to common shareholders	$2.6	$3.5	$8.3	$4.4
Net income per diluted share	$0.04	$0.07	$0.14	$0.08

Pro forma RevPAR	$177.93	$168.24	$173.82	$160.81
Pro forma Hotel EBITDA	$36.0	$34.2	$126.6	$107.8
Pro forma Hotel EBITDA Margin	27.5%	27.0%	27.4%	24.8%

Adjusted EBITDA (1)	$31.9	$28.1	$114.2	$79.3
Adjusted EBITDA growth rate	13.4%		43.9%

Adjusted FFO (1)	$18.5	$16.5	$66.1	$48.9
Adjusted FFO per diluted share (1)	$0.30	$0.32	$1.17	$1.00
Adjusted FFO per diluted share growth rate	(4.7)%		17.5%

(1) See tables later in this press release for a description of pro forma information and reconciliations from net income to non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA"), Adjusted EBITDA, Funds from Operations ("FFO"), FFO per diluted share, Adjusted FFO and Adjusted FFO per diluted share.

For the details as to which hotels are included in Pro forma RevPAR, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA, Hotel EBITDA Margins and Hotel EBITDA Per Room for the fourth quarter and full year ended December 31, 2012 appearing in the table above and elsewhere in the press release, refer to the Pro Forma Property Inclusion Reference Table later in this press release.

“We're very pleased with our Company's strong performance in 2012,” said Jon E. Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “This was a very good year for the overall hotel industry and our hotels benefitted from the continued resurgence in business transient, leisure and international inbound travel. Despite the negative effects from Superstorm Sandy, as well as the uncertainty surrounding the presidential election and the fiscal cliff, hotel demand remained resilient in most of our markets. As a result, our overall performance exceeded our expectations. Furthermore, we were able to take advantage of opportunities to add five terrific hotels to our portfolio in 2012, all located in major west coast gateway markets.”

2012 Highlights

▪
Pro forma RevPAR: Pro forma room revenue per available room (“Pro forma RevPAR”) for the year ended December 31, 2012 increased by 8.1 percent over the same period of 2011 to $173.82. For 2012, Pro forma average daily rate (“Pro forma ADR”) grew 3.8 percent from the comparable period of 2011 to $213.83 and Pro forma Occupancy improved 4.2 percent to 81.3 percent.

▪
Pro forma Hotel EBITDA: The Company's hotels generated $126.6 million of Pro forma Hotel EBITDA for the year ended December 31, 2012, an increase of 17.4 percent compared with the same period of 2011. For 2012, Pro forma Hotel Revenues climbed 6.2 percent, while Pro forma Hotel Expenses rose 2.5 percent. As a result, Pro forma Hotel EBITDA Margin for the year ended December 31, 2012 increased 263 basis points to 27.4 percent as compared to the same period last year.

▪	Pro forma Hotel EBITDA Per Room: The Company's Pro Forma Hotel EBITDA Per Room for the year ended December 31, 2012 increased 16.7 percent from the comparable period of 2011 to $25,856.

▪	Adjusted EBITDA: The Company's Adjusted EBITDA for 2012 rose to $114.2 million from $79.3 million in 2011, an increase of 43.9 percent.

▪	Adjusted FFO: The Company's Adjusted FFO increased 35.3 percent to $66.1 million, compared with $48.9 million for the prior year period.

▪
Dividends: During 2012, the Company declared dividends of $0.48 per share on its common shares, $1.96875 per share on its 7.875 percent Series A Cumulative Redeemable Preferred Shares and $2.00 per share on its 8.0 percent Series B Cumulative Redeemable Preferred Shares.

Based on the Company's 2013 outlook and the continued improvement in the operating performance of the Company's hotels, the Company expects to increase its quarterly dividend on its common shares to $0.16 per share, commencing with the dividend for the first quarter of 2013. This proposed increase represents a 33.3 percent increase over the Company's current quarterly dividend of $0.12.

“The hotel industry's fundamentals continued to strengthen in 2012, as demand for hotel rooms in the U.S. climbed a very healthy 3.0 percent and supply growth remained muted at only 0.5 percent, allowing for significant ADR improvement and resulting in hotel industry RevPAR growth of 6.8 percent,” added Mr. Bortz. “Pebblebrook's RevPAR growth of 8.1 percent for 2012 exceeded the industry's results, as we benefitted from our strategy of investing primarily in stronger urban markets in major gateway cities, and we continued to see positive results from our property renovations and the asset management and best practice initiatives we have implemented throughout our portfolio. Travel demand was driven by growth in transient business and leisure travel, as well as strong growth in inbound international travel, despite the continued uncertainty surrounding the global economy, particularly in Europe. Although a great deal of uncertainty remains regarding the debt ceiling and the political process in Washington, we believe that the industry and the Company will continue to benefit in 2013 from strong underlying fundamentals.”

Fourth Quarter Highlights

▪
Pro forma RevPAR: Pro forma RevPAR in the fourth quarter of 2012 increased 5.8 percent over the same period of 2011 to $177.93. Pro forma ADR grew 3.6 percent from the fourth quarter of 2011 to $224.32. Pro forma Occupancy rose 2.1 percent to a robust 79.3 percent.

▪
Pro forma Hotel EBITDA: The Company's hotels generated $36.0 million of Pro forma Hotel EBITDA for the quarter ended December 31, 2012, climbing 5.3 percent compared with the same period of 2011. Pro forma Hotel Revenues increased 3.8 percent, while Pro forma Hotel Expenses rose 3.2 percent. As a result, Pro forma Hotel EBITDA Margin grew to 27.5 percent for the quarter ended December 31, 2012, representing an increase of 42 basis points as compared to the same period last year.

▪	Adjusted EBITDA: The Company's Adjusted EBITDA increased to $31.9 million from $28.1 million in the prior year period, an increase of $3.8 million, or 13.4 percent.

▪	Adjusted FFO: The Company's Adjusted FFO climbed to $18.5 million from $16.5 million in the prior year period, an increase of 12.5 percent.

▪
Dividends: On December 14, 2012, the Company declared a $0.12 per share quarterly dividend on its common shares, a $0.4921875 per share quarterly dividend on its 7.875 percent Series A Cumulative Redeemable Preferred Shares and a $0.50 per share quarterly dividend on its 8.0 percent Series B Cumulative Redeemable Preferred Shares.

Capital Reinvestment and Asset Management

During 2012, the Company made $58.6 million of capital improvements throughout its portfolio, which includes the Company's 49% interest in the joint venture between Pebblebrook Hotel Trust and Denihan Hospitality Group (the “Manhattan Collection”). The Company's capital improvements included $11.5 million at the Westin Gaslamp Quarter, $6.2 million at Hotel Zetta (formerly Hotel Milano), $5.8 million at the Sheraton Delfina Santa Monica, $4.7 million at the Mondrian Los Angeles and $4.4 million at the Sir Francis Drake.

During the second quarter of 2012, the Company completed the comprehensive $25.0 million renovation and redevelopment of the Westin Gaslamp Quarter. This multi-phase, multi-year renovation included the guest rooms, corridors, public areas, meeting space, lobby, entry, porte cochere, exterior and restaurant, as well as a re-concepting of the restaurant and the addition of meeting space.

In May 2012, the Company completed a comprehensive $9.8 million renovation of the Sheraton Delfina, which included the hotel's guest rooms, corridors, meeting rooms, lobby and public space. Also in May 2012, the Company completed a $5.0 million renovation of the Hotel Monaco Seattle, which included renovating the guest rooms, corridors, lobby and meeting space.

In October 2012, the renovation, reconfiguration and expansion of the meeting space and back of house at the Affinia Manhattan was completed, creating 2,200 square feet of additional meeting space. The renovations of the lobby and two entrances of the property are expected to be complete in the second quarter of 2013. The Company expects to fund its 49 percent pro rata interest of the total project costs with available cash.

“The recently completed capital investment programs at the Westin Gaslamp Quarter, Sheraton Delfina, Argonaut, Mondrian Los Angeles and Hotel Monaco Seattle, along with the prior year's renovations of Affinia Manhattan, Sir Francis Drake, Minneapolis Grand and InterContinental Buckhead, have provided us with a sizable opportunity to generate higher room rates and increased RevPAR penetration, which we expect will substantially increase profitability and cash flow at each of these properties in 2013 and beyond,” continued Mr. Bortz.

On November 1, 2012, the Company closed the Hotel Milano and commenced a comprehensive renovation, repositioning and expansion of the hotel, which included the creation of eight additional guest rooms, as well as a re-concepting of the restaurant and all food and beverage operations. The hotel will reopen any day now as Hotel Zetta and we expect the renovation to be fully complete in March 2013.

In January 2013, the Company, along with its joint venture partner, commenced an $18.0 to $20.0 million comprehensive renovation, reconfiguration and expansion of the Affinia 50, which includes renovating the guest rooms, corridors and public areas. The reconfiguration of the hotel will increase the number of guest rooms from 210 to 251. This project is expected to be substantially complete by the fourth quarter of 2013. The Company expects to fund its 49 percent pro rata interest of the total project costs with available cash.

In addition to its capital reinvestment programs, Pebblebrook continues to implement a comprehensive array of asset management best practices and initiatives throughout its portfolio to enhance hotel revenues and improve operating efficiencies to promote expense controls and strong margin growth. To date, the Company has identified approximately $13.9 million of annualized best practices and asset management opportunities throughout its portfolio.

“We're extremely pleased with the progress we continue to make implementing our asset management initiatives and best practices across our hotels, as illustrated by the strong EBITDA margin growth of 263 basis points we achieved in 2012,” continued Mr. Bortz. “We greatly appreciate the hard work and support of our hotel management teams, who continue to work collaboratively with our asset managers to find new opportunities to grow revenues, reduce expenses, improve operating efficiencies and increase our cash flow. We expect to continue to improve our performance in 2013 and 2014 as these efficiencies and operating enhancements are fully implemented.”

Acquisitions

In 2012, the Company successfully acquired five high-quality, upper upscale, full-service hotels for a total investment of $275.8 million, with a total of 804 guest rooms. The Company's five completed 2012 acquisitions are all located in highly desirable major gateway cities in the United States.

“We're very excited about the acquisitions we've made in 2012, investing in high barrier to entry, urban markets in major gateway cities including San Francisco, Seattle, Los Angeles/Westwood and Portland. We acquired these hotels because they're in great long-term markets and we believe they offer excellent opportunities for outsized RevPAR growth, margin expansion and value creation through renovations and the implementation of our asset management and best practice initiatives,” commented Mr. Bortz.

Since its initial public offering in December 2009, the Company has acquired 26 properties (six through a joint venture) totaling $2.1 billion of invested capital.

Capital Markets

During 2012, the Company completed numerous attractive capital market transactions to help fund strategic growth and maintain its strong balance sheet. The Company raised $215.4 million in net proceeds through common share offerings and its ATM program, and originated $734.0 million of new debt.

▪
On January 11, 2012, the Company completed a $46.0 million non-recourse, secured loan at a fixed annual interest rate of 4.36 percent and a term of five years. The loan is collateralized by a first mortgage on the 183-room Hotel Monaco Washington, DC.

▪
On February 15, 2012, the Company completed a $47.0 million non-recourse, secured loan at a fixed annual interest rate of 4.25 percent and a term of five years. The loan is collateralized by a first mortgage on the 252-room Argonaut Hotel in San Francisco, California.

▪
On May 18, 2012, the Company completed a $50.0 million non-recourse, secured loan at a fixed annual interest rate of 3.90 percent and a term of five years. The loan is collateralized by a first mortgage on the 306-room Hotel Sofitel Philadelphia in Philadelphia, Pennsylvania.

▪	On June 22, 2012, the Company completed an underwritten public offering of 5.2 million common shares at a price per share of $22.10, resulting in net proceeds of $109.8 million.

▪
On July 13, 2012, the Company amended and restated its senior unsecured revolving credit facility. The amended credit facility was increased to $300 million, which is comprised of a $200 million unsecured revolving credit facility and a five-year, $100 million unsecured term loan. The pricing under the amended and restated credit facility was significantly reduced, and the facility now matures in July 2016 with an option to extend to July 2017.

▪
On December 27, 2012, the Company completed an $81.0 million non-recourse, secured loan at a fixed annual interest rate of 3.69 percent and a term of seven years. The loan is collateralized by a first mortgage on the 450-room Westin Gaslamp Quarter in San Diego, California.

▪
On December 27, 2012, the Manhattan Collection, which owns six upper upscale hotels in New York, New York, successfully completed a new $410.0 million interest-only, non-recourse, secured loan at a fixed annual interest rate of 3.67 percent and a term of five years. In addition to the successful refinancing of the Manhattan Collection debt, the Company provided $50 million of preferred capital to the Manhattan Collection. This preferred capital has a five and a half year term, an annual coupon rate of 9.75 percent and is prepayable at any time by the Manhattan Collection.

▪	During 2012, the Company issued and sold 4,519,087 common shares under its ATM offering program at an average price of $23.72 per share, for total net proceeds of $105.6 million.

“We are delighted with our continued ability to access the debt and equity capital markets at attractive terms, and by the strong support that our banks and investors have continued to show in our investment strategy and management team,” commented Raymond D. Martz, Chief Financial Officer of Pebblebrook Hotel Trust. “This has allowed us to successfully refinance all of our debt maturities at very attractive interest rates, further strengthen our balance sheet, maintain our targeted conservative capital structure and lower our overall cost of capital, while providing additional capital for acquisitions.”

Balance Sheet

As of December 31, 2012, the Company had $466.0 million in consolidated debt and $200.9 million in unconsolidated, non-recourse, secured debt at weighted-average interest rates of 4.1 percent and 3.7 percent, respectively. The Company had $100.0 million outstanding in the form of an unsecured term loan and complete availability of its $200.0 million senior unsecured revolving credit facility, which had no outstanding balance. As of December 31, 2012, the Company had $97.9 million of consolidated cash, cash equivalents and restricted cash and $16.3 million of unconsolidated cash, cash equivalents and restricted cash. The unconsolidated debt, cash, cash equivalents and restricted cash amounts represent the Company's 49 percent pro rata interest in the Manhattan Collection. The diluted weighted-average number of common shares and units outstanding for the quarter ended December 31, 2012 was 61.0 million.

On December 31, 2012, as defined in the Company's credit agreement, the Company's fixed charge coverage ratio was 2.1 times and total net debt to trailing 12-month corporate EBITDA was 4.6 times. The Company's total debt to total assets ratio was 32 percent. Excluding its interest in the off-balance sheet Manhattan Collection, the Company's fixed charge coverage ratio was 2.2 times, net debt to trailing 12-month corporate EBITDA was 4.0 times and total debt to total assets ratio was 29 percent.

Subsequent Events

▪
On January 29, 2013, the Company acquired the Embassy Suites San Diego Bay - Downtown for $112.5 million. The 337-room, full-service, upper upscale hotel is located in downtown San Diego, California. This acquisition included the assumption of a $66.8 million secured loan, with the balance of the purchase price being funded by the Company with available cash.

2013 Outlook

The Company's outlook provided below for 2013 remains unchanged from our 2013 outlook press release dated January 22, 2013. Our outlook, which assumes continued improvement in economic activity, positive business travel trends and other significant assumptions, is as follows:

	2013 Outlook
	Low	High
	($ in millions except per share and RevPAR data)
Net income	$40.8	$44.8
Net income per diluted share	$0.66	$0.73

Adjusted EBITDA	$145.0	$149.0

Adjusted FFO	$90.0	$94.0
Adjusted FFO per diluted share	$1.46	$1.53

This 2013 outlook is based, in part, on the following estimates and assumptions:

U.S. GDP Growth	1.75%	2.25%
U.S. Hotel Industry RevPAR Growth	4.5%	6.5%

Pro Forma Portfolio RevPAR	$182.00	$186.00
Pro Forma Portfolio RevPAR Growth	5.0%	7.0%

Pro Forma Portfolio Hotel EBITDA	$157.0	$162.0
Pro Forma Portfolio Hotel EBITDA Margin	28.0%	28.5%
Pro Forma Portfolio Hotel EBITDA Margin Growth	75 bps	125 bps

Corporate cash general and administrative expenses	$11.0	$11.5
Corporate non-cash general and administrative expenses	$3.0	$3.5

Total capital investments related to renovations, capital maintenance and return on investment projects	$55.0	$65.0

Weighted-average fully diluted shares and units	61.6	61.6

The Company's outlook for the first quarter of 2013 is as follows:

	First Quarter 2013 Outlook
	Low	High
	($ in millions except per share and RevPAR data)

Portfolio RevPAR	$156.00	$158.50
Portfolio RevPAR Growth	6.0%	7.5%

Portfolio Hotel EBITDA	$22.5	$24.5
Portfolio Hotel EBITDA Margin	19.9%	20.4%
Portfolio Hotel EBITDA Margin Growth	50 bps	100 bps

Adjusted EBITDA	$18.5	$20.5
Adjusted FFO	$9.0	$11.0
Adjusted FFO per diluted share	$0.15	$0.18

Weighted Average fully diluted shares and units	61.6	61.6

The Company's 2013 and First Quarter Outlooks include the effects of the Company's 49 percent pro rata interest in the Manhattan Collection.

The Company's estimates and assumptions for pro forma portfolio RevPAR, pro forma portfolio RevPAR growth, pro forma portfolio EBITDA, pro forma portfolio EBITDA margin and pro forma hotel EBITDA margin growth for 2013 include the hotels owned as of December 31, 2012, as well as the Embassy Suites San Diego Bay - Downtown, as if they had been owned by the Company for the entire year of 2012, except for Hotel Zetta, which the Company expects to include after it has owned the hotel for one full year, starting in the second quarter of 2013.

Earnings Call

The Company will conduct its quarterly analyst and investor conference call on Friday, February 22, 2013 at 9:00 AM EST. To participate in the conference call, please dial (800) 289-0552 approximately ten minutes before the call begins. Additionally, a live webcast of the conference call will be available through the Company's website. To access the webcast, log on to http://www.pebblebrookhotels.com ten minutes prior to the conference call. A replay of the conference call webcast will be archived and available online through the Investor Relations section of http://www.pebblebrookhotels.com.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 26 hotels, including 20 wholly owned hotels with a total of 4,960 guest rooms and a 49% joint venture interest in six hotels with a total of 1,733 guest rooms. The Company owns, or has an ownership interest in, hotels located in ten states and the District of Columbia, across 16 markets: Los Angeles, California; San Diego, California; San Francisco, California; Santa Monica, California; West Hollywood, California; Miami, Florida; Buckhead, Georgia; Bethesda, Maryland; Boston, Massachusetts; Minneapolis, Minnesota; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Columbia River

Gorge, Washington; Seattle, Washington; and Washington, DC. For more information, please visit www.pebblebrookhotels.com.

This press release contains certain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” references to “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections and forecasts and other forward-looking information and estimates. Examples of forward-looking statements include the following: projections and forecasts of U.S. GDP growth, U.S. hotel industry RevPAR growth, the Company's net income, FFO, EBITDA, Adjusted FFO, Adjusted EBITDA, RevPAR, EBITDA Margin and EBITDA Margin Growth, and the Company's expenses, share count or other financial items; descriptions of the Company's plans or objectives for future operations, acquisitions or services; forecasts of the Company's future economic performance and its share of future markets; forecasts of hotel industry performance; and descriptions of assumptions underlying or relating to any of the foregoing expectations including assumptions regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.pebblebrookhotels.com.

All information in this press release is as of February 21, 2013. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company's expectations.

###

Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Consolidated Balance Sheets
($ in thousands, except share data)

	December 31, 2012	December 31, 2011

ASSETS
Assets:
Investment in hotel properties, net	$1,417,229	$1,127,484
Investment in joint venture	283,011	171,765
Ground lease asset, net	10,283	10,502
Cash and cash equivalents	85,900	65,684
Restricted cash	12,034	9,469
Hotel receivables (net of allowance for doubtful accounts of $28 and $71, respectively)	13,463	11,312
Deferred financing costs, net	5,753	3,487
Prepaid expenses and other assets	18,489	16,929
Total assets	$1,846,162	$1,416,632

LIABILITIES AND EQUITY

Liabilities:
Senior unsecured revolving credit facility	$—	$—
Term loan	100,000	—
Mortgage debt (including mortgage loan premium of $2,498 and $0, respectively)	368,508	251,539
Accounts payable and accrued expenses	47,364	33,333
Advance deposits	4,596	4,380
Accrued interest	1,328	1,000
Distribution payable	11,274	10,032
Total liabilities	533,070	300,284
Commitments and contingencies
Shareholders’ equity:
Preferred shares of beneficial interest, $.01 par value (liquidation preference of $225,000 at December 31, 2012 and December 31, 2011), 100,000,000 shares authorized; 9,000,000 shares issued and outstanding at December 31, 2012 and at December 31, 2011	90	90
Common shares of beneficial interest, $.01 par value, 500,000,000 shares authorized; 60,955,090 issued and outstanding at December 31, 2012 and 50,769,024 issued and outstanding at December 31, 2011	610	508
Additional paid-in capital	1,362,349	1,142,905
Accumulated other comprehensive income (loss)	(300)	—
Distributions in excess of retained earnings	(49,798)	(30,252)
Total shareholders’ equity	1,312,951	1,113,251
Non-controlling interests	141	3,097
Total equity	1,313,092	1,116,348
Total liabilities and equity	$1,846,162	$1,416,632

Pebblebrook Hotel Trust
Consolidated Statements of Operations
($ in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

REVENUES:
Hotel operating revenues:
Room	$64,135	$49,882	$239,218	$177,479
Food and beverage	34,122	29,318	117,752	92,898
Other operating	6,485	5,209	23,718	17,610
Total revenues	$104,742	$84,409	$380,688	$287,987

EXPENSES:
Hotel operating expenses:
Room	$17,692	$13,586	$63,213	$47,570
Food and beverage	24,533	20,360	86,369	65,783
Other direct	3,301	2,523	12,236	8,353
Other indirect	27,767	23,061	99,766	79,648
Total hotel operating expenses	73,293	59,530	261,584	201,354
Depreciation and amortization	12,052	9,519	42,794	30,945
Real estate taxes, personal property taxes and property insurance	4,966	3,954	17,576	12,895
Ground rent	1,003	464	2,611	1,814
General and administrative	4,481	3,207	16,777	11,460
Hotel acquisition costs	894	16	2,234	3,392
Total operating expenses	96,689	76,690	343,576	261,860
Operating income	8,053	7,719	37,112	26,127
Interest income	113	53	224	868
Interest expense	(4,261)	(3,576)	(14,932)	(13,653)
Other	—	—	—	85
Equity in earnings of joint venture	4,334	4,135	5,970	2,336
Income before income taxes	8,239	8,331	28,374	15,763
Income tax (expense) benefit	(1,026)	(225)	(1,866)	(564)
Net income	7,213	8,106	26,508	15,199
Net income attributable to non-controlling interests	125	144	429	343
Net income attributable to the Company	7,088	7,962	26,079	14,856
Distributions to preferred shareholders	(4,456)	(4,506)	(17,825)	(10,413)
Net income attributable to common shareholders	$2,632	$3,456	$8,254	$4,443
Net income per share available to common shareholders, basic and diluted	$0.04	$0.07	$0.14	$0.08
Weighted-average number of common shares, basic	60,510,386	50,765,629	55,806,543	47,921,200
Weighted-average number of common shares, diluted	60,619,996	50,781,408	55,955,497	47,966,307

Pebblebrook Hotel Trust
Reconciliation of Net Income (Loss) to FFO, EBITDA, Adjusted FFO, and Adjusted EBITDA
($ in thousands, except per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income	$7,213	$8,106	$26,508	$15,199
Adjustments:
Depreciation and amortization	12,012	9,482	42,638	30,807
Depreciation and amortization from joint venture	2,523	2,762	9,856	3,931
FFO	$21,748	$20,350	$79,002	$49,937
Distribution to preferred shareholders	$(4,456)	$(4,506)	$(17,825)	$(10,413)
FFO available to common share and unit holders	$17,292	$15,844	$61,177	$39,524
Hotel acquisition costs	894	16	2,234	3,392
Reorganization costs from joint venture	—	176	—	4,144
Ground lease amortization	55	55	219	219
Amortization of LTIP units	395	394	1,579	1,579
Management contract termination costs	—	—	1,007	—
Interest expense adjustment for above market loan	(99)	—	(99)	—
Adjusted FFO available to common share and unit holders	$18,537	$16,485	$66,117	$48,858

FFO per common share - basic	$0.28	$0.31	$1.09	$0.81
FFO per common share - diluted	$0.28	$0.31	$1.09	$0.81
Adjusted FFO per common share - basic	$0.30	$0.32	$1.18	$1.00
Adjusted FFO per common share - diluted	$0.30	$0.32	$1.17	$1.00

Weighted-average number of basic common shares and units	60,891,495	51,694,728	56,187,652	48,850,299
Weighted-average number of fully diluted common shares and units	61,001,105	51,710,507	56,336,606	48,895,406

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Net income	$7,213	$8,106	$26,508	$15,199
Adjustments:
Interest expense	4,261	3,576	14,932	13,653
Interest expense from joint venture	3,485	3,316	13,160	5,680
Income tax expense (benefit)	1,026	225	1,866	564
Depreciation and amortization	12,052	9,519	42,794	30,945
Depreciation and amortization from joint venture	2,523	2,762	9,856	3,931
EBITDA	$30,560	$27,504	$109,116	$69,972
Hotel acquisition costs	894	16	2,234	3,392
Reorganization costs from joint venture	—	176	—	4,144

Ground lease amortization	55	55	219	219
Amortization of LTIP units	395	394	1,579	1,579
Management contract termination costs	—	—	1,007	—
Adjusted EBITDA	$31,904	$28,145	$114,155	$79,306

To supplement the Company’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules.

These measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Funds from Operations - Funds from operations (“FFO”) represents net income (computed in accordance with GAAP), plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to that of other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

Earnings before Interest, Taxes, and Depreciation and Amortization ("EBITDA") - The Company believes that EBITDA provides investors a useful financial measure to evaluate its operating performance, excluding the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization).

The Company also evaluates its performance by reviewing Adjusted EBITDA and Adjusted FFO, because it believes that adjusting EBITDA and FFO to exclude certain recurring and non-recurring items described below provides useful supplemental information regarding the Company's ongoing operating performance and that the presentation of Adjusted EBITDA and Adjusted FFO, when combined with the primary GAAP presentation of net income (loss), more completely describes the Company's operating performance. The Company adjusts EBITDA and FFO for the following items, which may occur in any period, and refers to these measures as Adjusted EBITDA and Adjusted FFO:

- Ground lease amortization: The Company excludes the non-cash amortization expense of the Company's ground lease asset.
- Hotel acquisition costs: The Company excludes acquisition transaction costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Reorganization costs from joint venture: The Company excludes reorganization costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Amortization of LTIP units: The Company excludes the non-cash amortization of LTIP Units expensed during the period.
- Management contract termination costs: The Company excludes one-time management contract termination costs expensed during the period because it believes that including these costs in EBITDA and FFO does not reflect the underlying financial performance of the Company and its hotels.
- Interest expense adjustment for above-market loans: The Company excludes interest expense adjustment for above-market loans assumed in connection with acquisitions, because it believes that including these non-cash adjustments in FFO does not reflect the underlying financial performance of the Company.

The Company’s presentation of FFO in accordance with the NAREIT White Paper and EBITDA, and as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The table above is a reconciliation of the Company’s FFO and EBITDA calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Manhattan Collection Statements of Operations
(Reflects the Company's 49% ownership interest in the Manhattan Collection)
($ in thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
REVENUES:
Hotel operating revenues:
Room	$22,885	$22,391	$76,161	$36,404
Food and beverage	2,033	1,794	6,705	2,629
Other operating	651	711	2,617	1,154
Total revenues	25,569	24,896	85,483	40,187

EXPENSES:
Total hotel expenses	15,266	14,544	56,586	24,150
Depreciation and amortization	2,523	2,762	9,856	3,931
Total operating expenses	17,789	17,306	66,442	28,081
Operating income (loss)	7,780	7,590	19,041	12,106
Interest income	30	37	129	54
Interest expense	(3,485)	(3,316)	(13,160)	(5,680)
Other	9	(176)	(40)	(4,144)
Equity in earnings of joint venture	$4,334	$4,135	$5,970	$2,336

	Fixed Interest Rate	Loan Amount	Maturity
DEBT:
Mortgage(1)	3.67%	$200,900	January 2018
Cash and cash equivalents		(9,381)
Net debt		191,519
Restricted cash		(6,945)
Net debt including restricted cash		$184,574

(1) Does not include the Company's pro rata interest of the $50.0 million preferred capital the Company made to the joint venture, in which Pebblebrook has a 49% ownership interest.

Notes:

These operating results represent the Company's 49% ownership interest in the Manhattan Collection. The Manhattan Collection consists of the following six hotels: Affinia Manhattan, Affinia 50, Affinia Dumont, Affinia Shelburne, Affinia Gardens and The Benjamin. The operating results for the Manhattan Collection only include 49% of the results for the six properties to reflect the Company's 49% ownership interest in the hotels.

The information above has not been audited and has been presented only for informational purposes.

Pebblebrook Hotel Trust
Entire Portfolio - Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Total Portfolio
Pro forma Occupancy	79.3%	77.7%	81.3%	78.0%
Increase/(Decrease)	2.1%		4.2%
Pro forma ADR	$224.32	$216.54	$213.83	$206.04
Increase/(Decrease)	3.6%		3.8%
Pro forma RevPAR	$177.93	$168.24	$173.82	$160.81
Increase/(Decrease)	5.8%		8.1%

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Zetta (formerly Hotel Milano) for both 2012 and 2011. Results for the Manhattan Collection reflect Pebblebrook’s 49% ownership interest. The schedule of hotel results for the full years ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Vintage Park Seattle and the Hotel Vintage Plaza Portland for the first and second quarters of both 2012 and 2011; the W Los Angeles – Westwood and Hotel Palomar San Francisco for the first, second and third quarters of both 2012 and 2011; and, the Hotel Zetta for all of 2012 and 2011. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Zetta after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Wholly Owned - Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Total Portfolio
Pro forma Occupancy	76.8%	74.9%	79.1%	76.1%
Increase/(Decrease)	2.5%		4.0%
Pro forma ADR	$203.54	$194.80	$200.73	$192.21
Increase/(Decrease)	4.5%		4.4%
Pro forma RevPAR	$156.26	$145.90	$158.88	$146.35
Increase/(Decrease)	7.1%		8.6%

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Zetta (formerly Hotel Milano) and Pebblebrook’s 49% ownership interest in the Manhattan Collection for both 2012 and 2011. The schedule of hotel results for the full years ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Vintage Park Seattle and the Hotel Vintage Plaza Portland for the first and second quarters of both 2012 and 2011; the W Los Angeles – Westwood and Hotel Palomar San Francisco for the first, second and third quarters of both 2012 and 2011; and, the Hotel Zetta and Pebblebrook’s 49% ownership interest in the Manhattan Collection for all of 2012 and 2011. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Zetta after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Manhattan Collection - Pro Forma Hotel Statistical Data
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Total Portfolio
Pro forma Occupancy	92.8%	92.5%	91.5%	87.5%
Increase/(Decrease)	0.3%		4.6%
Pro forma ADR	$315.52	$309.95	$267.81	$265.88
Increase/(Decrease)	1.8%		0.7%
Pro forma RevPAR	$292.94	$286.77	$245.05	$232.66
Increase/(Decrease)	2.2%		5.3%

Notes:

This schedule of hotel results for the three months and full years ended December 31, includes only information for the six hotels that comprise the Manhattan Collection as of December 31, 2012. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Entire Portfolio - Schedule of Pro Forma Hotel Results
($ in thousands, except per room data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Pro Forma Hotel Revenues:
Rooms	$87,678	$82,888	$311,510	$285,677
Food and beverage	36,445	36,562	124,041	123,946
Other	7,103	7,031	25,805	24,814
Total hotel revenues	131,226	126,481	461,356	434,437

Pro Forma Hotel Expenses:
Rooms	$23,622	$22,436	$84,030	$79,304
Food and beverage	26,642	26,344	92,723	90,936
Other direct	3,392	3,028	12,458	11,265
General and administrative	11,574	11,467	40,222	41,034
Sales and marketing	8,982	8,435	32,291	30,292
Management fees	4,260	3,730	13,981	13,046
Property operations and maintenance	4,175	4,216	14,889	15,025
Energy and utilities	3,369	3,659	12,820	14,488
Property taxes	5,720	5,299	20,394	18,117
Other fixed expenses	3,451	3,657	10,942	13,131
Total hotel expenses	95,187	92,271	334,750	326,638

Pro Forma Hotel EBITDA	$36,039	$34,210	$126,606	$107,799

Pro Forma Hotel EBITDA Margin	27.5%	27.0%	27.4%	24.8%

Pro Forma Hotel EBITDA Per Room	$6,728	$6,388	$25,856	$22,148

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Zetta (formerly Hotel Milano) for both 2012 and 2011. Results for the Manhattan Collection reflect Pebblebrook’s 49% ownership interest. The schedule of hotel results for the full years ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Vintage Park Seattle and the Hotel Vintage Plaza Portland for the first and second quarters of both 2012 and 2011; the W Los Angeles – Westwood and Hotel Palomar San Francisco for the first, second and third quarters of both 2012 and 2011; and, the Hotel Zetta for all of 2012 and 2011. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Zetta after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Wholly Owned - Schedule of Pro Forma Hotel Results
($ in thousands, except per room data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Pro Forma Hotel Revenues:
Rooms	$64,793	$60,484	$235,350	$216,459
Food and beverage	34,412	34,768	117,336	118,439
Other	6,452	6,148	23,188	21,969
Total hotel revenues	105,657	101,400	375,874	356,867

Pro Forma Hotel Expenses:
Rooms	$17,772	$16,751	$61,876	$58,680
Food and beverage	24,836	24,734	86,439	85,333
Other direct	3,291	2,924	12,022	10,824
General and administrative	9,512	9,468	32,808	33,694
Sales and marketing	7,636	7,189	27,393	25,665
Management fees	3,486	2,951	11,323	10,642
Property operations and maintenance	3,409	3,475	11,987	12,171
Energy and utilities	2,709	3,077	10,149	11,949
Property taxes	3,925	3,628	13,628	11,771
Other fixed expenses	3,345	3,533	10,539	12,358
Total hotel expenses	79,921	77,730	278,164	273,087

Pro Forma Hotel EBITDA	$25,736	$23,670	$97,710	$83,780

Pro Forma Hotel EBITDA Margin	24.4%	23.3%	26.0%	23.5%

Pro Forma Hotel EBITDA Per Room	$5,710	$5,253	$24,142	$20,676

Notes:

This schedule of hotel results for the three months ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Zetta (formerly Hotel Milano) and Pebblebrook’s 49% ownership interest in the Manhattan Collection for both 2012 and 2011. The schedule of hotel results for the full years ended December 31, includes information from all of the hotels the Company owned as of December 31, 2012, except for the Hotel Vintage Park Seattle and the Hotel Vintage Plaza Portland for the first and second quarters of both 2012 and 2011; the W Los Angeles – Westwood and Hotel Palomar San Francisco for the first, second and third quarters of both 2012 and 2011; and, the Hotel Zetta and Pebblebrook’s 49% ownership interest in the Manhattan Collection for all of 2012 and 2011. These hotel results for the respective periods may include information reflecting operational performance prior to the Company's ownership of the hotels. The Company expects to include historical hotel results for the Hotel Zetta after the Company has owned the hotel for one year. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Hotel Operational Data
Manhattan Collection - Schedule of Pro Forma Hotel Results
($ in thousands, except per room data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Pro Forma Hotel Revenues:
Rooms	$22,885	$22,404	$76,161	$69,217
Food and beverage	2,033	1,794	6,705	5,507
Other	651	883	2,617	2,846
Total hotel revenues	25,569	25,081	85,483	77,570

Pro Forma Hotel Expenses:
Rooms	$5,850	$5,685	$22,154	$20,624
Food and beverage	1,805	1,610	6,285	5,604
Other direct	102	106	436	437
General and administrative	2,062	1,999	7,414	7,340
Sales and marketing	1,346	1,246	4,898	4,628
Management fees	774	779	2,658	2,404
Property operations and maintenance	766	740	2,901	2,854
Energy and utilities	660	581	2,671	2,539
Property taxes	1,794	1,671	6,766	6,346
Other fixed expenses	107	124	403	774
Total hotel expenses	15,266	14,541	56,586	53,550

Pro Forma Hotel EBITDA	$10,303	$10,540	$28,897	$24,020

Pro Forma Hotel EBITDA Margin	40.3%	42.0%	33.8%	31.0%

Pro Forma Hotel EBITDA Per Room	$12,133	$12,412	$34,029	$29,469

Notes:

This schedule of hotel results for the three months and full years ended December 31, reflects only the Company's 49% pro rata interest in the six hotels that comprise the Manhattan Collection as of December 31, 2012. These hotel results may reflect the operational performance prior to the Company's ownership interest in the hotels. In addition, the information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Pro Forma Property Inclusion Reference Table

Hotels	Q1	Q2	Q3	Q4

DoubleTree by Hilton Bethesda	X	X	X	X
Sir Francis Drake	X	X	X	X
InterContinental Buckhead	X	X	X	X
Hotel Monaco Washington, DC	X	X	X	X
Grand Hotel Minneapolis	X	X	X	X
Skamania Lodge	X	X	X	X
Sheraton Delfina Santa Monica	X	X	X	X
Sofitel Philadelphia	X	X	X	X
Argonaut Hotel	X	X	X	X
Hotel Monaco Seattle	X	X	X	X
Westin Gaslamp Quarter San Diego	X	X	X	X
Mondrian Los Angeles	X	X	X	X
Viceroy Miami	X	X	X	X
W Boston	X	X	X	X
Manhattan Collection	X	X	X	X
Hotel Zetta (formerly Hotel Milano)
Hotel Vintage Park Seattle			X	X
Hotel Vintage Plaza Portland			X	X
W Los Angeles - Westwood				X
Hotel Palomar San Francisco				X
Embassy Suites San Diego Bay

Notes:

A property marked with an "X" in a specific quarter denotes that the pro forma operating results of that property are included in the Pro Forma Hotel Statistical Data and in the Schedule of Pro Forma Hotel Results.

The Company’s fourth quarter Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of December 31, 2012, except for the Hotel Zetta (formerly Hotel Milano) for both 2012 and 2011. Results for the Manhattan Collection reflect Pebblebrook's 49% ownership interest.

The Company’s full year Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin include all of the hotels the Company owned as of December 31, 2012, except for the Hotel Vintage Park Seattle and the Hotel Vintage Plaza Portland for the first and second quarters of both 2012 and 2011; the W Los Angeles – Westwood and Hotel Palomar San Francisco for the first, second and third quarters of both 2012 and 2011; and, the Hotel Zetta for all of 2012 and 2011. Results for the Manhattan Collection reflect the Company's 49% ownership interest. The Company expects to include historical operating results for the Hotel Zetta after the Company has owned the hotel for one year. Operating statistics and financial results include periods prior to the Company’s ownership of the hotels.

The Company's estimates and assumptions for Pro forma RevPAR, RevPAR Growth, ADR, Occupancy, Hotel Revenues, Hotel Expenses, Hotel EBITDA and Hotel EBITDA Margin for the Company's 2013 Outlook include the hotels owned as of February 21, 2013, except for Hotel Zetta for the first quarter. These operating statistics and financial results may include periods prior to the Company’s ownership of the hotels. The hotel operating estimates and assumptions for the Manhattan Collection included in the Company's 2013 Outlook only reflect the Company's 49% ownership interest in the hotels.

Pebblebrook Hotel Trust
Entire Portfolio - Historical Hotel Pro Forma Operating Data
($ in thousands, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Full Year 2011

Pro forma Occupancy	72%	81%	85%	78%	79%
Pro forma ADR	$189	$206	$210	$214	$205
Pro forma RevPAR	$136	$166	$179	$167	$162

Pro forma Hotel Revenues	$107.9	$128.4	$133.9	$131.8	$502.1
Pro forma Hotel EBITDA	$18.0	$33.4	$37.9	$35.8	$125.1

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Full Year 2012

Pro forma Occupancy	75%	85%	87%	79%	82%
Pro forma ADR	$195	$218	$219	$222	$214
Pro forma RevPAR	$147	$186	$190	$176	$175

Pro forma Hotel Revenues	$115.5	$139.7	$140.7	$136.8	$532.7
Pro forma Hotel EBITDA	$22.4	$42.2	$43.5	$38.0	$146.2

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of February 21, 2013, except for the operating results of Hotel Zetta (formerly Hotel Milano). The hotel operating results for the Manhattan Collection only includes 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The Company expects to include historical operating results for Hotel Zetta after the Company has owned the hotel for one year. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Wholly Owned - Historical Hotel Pro Forma Operating Data
($ in thousands, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Full Year 2011

Pro forma Occupancy	70%	80%	84%	75%	77%
Pro forma ADR	$188	$195	$198	$193	$194
Pro forma RevPAR	$132	$156	$167	$146	$150

Pro forma Hotel Revenues	$94.6	$109.7	$113.4	$106.8	$424.5
Pro forma Hotel EBITDA	$17.0	$27.7	$31.1	$25.2	$101.1

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Full Year 2012

Pro forma Occupancy	73%	84%	86%	77%	80%
Pro forma ADR	$194	$206	$210	$202	$203
Pro forma RevPAR	$143	$173	$180	$156	$163

Pro forma Hotel Revenues	$99.7	$117.0	$119.2	$111.2	$447.2
Pro forma Hotel EBITDA	$20.3	$33.6	$35.7	$27.7	$117.3

Notes:

These historical hotel operating results include information for all of the hotels the Company owned as of February 21, 2013, except for the operating results of Hotel Zetta (formerly Hotel Milano) and Pebblebrook's 49% interest in the 6 hotel Manhattan Collection. These historical operating results include periods prior to the Company's ownership of the hotels. The Company expects to include historical operating results for Hotel Zetta after the Company has owned the hotel for one year. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Manhattan Collection - Historical Hotel Pro Forma Operating Data
($ in thousands, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Full Year 2011

Pro forma Occupancy	82%	85%	91%	93%	88%
Pro forma ADR	$193	$270	$278	$310	$266
Pro forma RevPAR	$158	$228	$253	$287	$233

Pro forma Hotel Revenues	$13.3	$18.7	$20.5	$25.1	$77.6
Pro forma Hotel EBITDA	$1.0	$5.7	$6.8	$10.5	$24.0

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Full Year 2012

Pro forma Occupancy	87%	93%	93%	93%	91%
Pro forma ADR	$201	$282	$268	$316	$268
Pro forma RevPAR	$175	$263	$249	$293	$245

Pro forma Hotel Revenues	$15.8	$22.7	$21.5	$25.6	$85.5
Pro forma Hotel EBITDA	$2.1	$8.6	$7.8	$10.3	$28.9

Notes:

These historical hotel operating results include only information from the 6 hotel properties in the Manhattan Collection. The hotel operating results for the Manhattan Collection only include 49% of the results for the 6 properties to reflect the Company's 49% ownership interest in the hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma EBITDA by Property
($ in millions)
(Unaudited)

	Year Ended December 31,
Hotel	2012	2011	2010

DoubleTree by Hilton Bethesda-Washington DC	$5.1	$4.7	$4.7
Sir Francis Drake	8.4	5.0	3.4
InterContinental Buckhead	11.6	9.6	8.3
Hotel Monaco Washington, DC	7.6	6.9	5.5
The Grand Hotel Minneapolis	3.4	2.4	1.5
Skamania Lodge	5.2	4.8	4.4
Sheraton Delfina	6.9	6.8	5.3
Sofitel Philadelphia	6.7	6.0	4.3
Argonaut Hotel	8.5	6.5	5.2
Westin Gaslamp Quarter San Diego	9.7	8.2	8.4
Hotel Monaco Seattle	3.4	2.9	2.2
Mondrian Los Angeles	7.4	8.9	7.9
Viceroy Miami	2.8	1.8	(0.7)
W Boston	5.8	4.4	3.8
Manhattan Collection	28.9	24.0	21.9
Hotel Zetta (formerly Hotel Milano)	N/A	N/A	N/A
Vintage Park Hotel Seattle	2.4	2.2	1.8
Vintage Plaza Hotel Portland	1.8	1.9	1.3
W Los Angeles - Westwood	8.0	6.9	5.6
Hotel Palomar San Francisco	3.8	3.0	1.3
Embassy Suites San Diego Bay	8.8	8.2	7.6
Total Hotel EBITDA	$146.2	$125.1	$103.7

Notes:
These historical Pro Forma Hotel EBITDA results include information for all of the hotels the company owned as of February 21, 2013, except for Hotel Zetta (formerly Hotel Milano); the Company expects to include historical operating results for Hotel Zetta after the Company has owned the hotel for one year. The Hotel EBITDA results for the Manhattan Collection include 49% of the actual results for the 6 properties to reflect the Company's 49% ownership interest in these hotels. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses.

The information above has not been audited and has been presented only for comparison purposes.